Exhibit 2.2

CERTIFICATE OF OWNERSHIP AND MERGER OF

CORTECH, INC.

(a Delaware corporation)

WITH AND INTO

KENT INTERNATIONAL HOLDINGS, INC.

(a Nevada corporation)

In accordance with Section 253 of the

General Corporation Law of the State of Delaware

Cortech, Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation” or “Parent”), desiring to merge with and into its wholly owned subsidiary Kent International Holdings, Inc., a Nevada corporation (the “Subsidiary”), pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

FIRST: That Parent was organized pursuant to the provisions of the General Corporation Law of the State of Delaware on the 30th day of July, 1991.

SECOND: That Parent owns all of the outstanding shares of capital stock of the Subsidiary, a corporation organized pursuant to the provisions of the General Corporation Law of the State of Nevada on the 27th day of April, 2006.

THIRD: That, in an action by written consent pursuant to Section 141 of Delaware General Corporation Law dated April 17, 2006, the Board of Directors of Parent approved the merger of the Parent with and into the Subsidiary, whereby the separate corporate existence of the Parent will cease, and the Subsidiary shall continue as the surviving corporation (the “Merger”). A true, correct and complete copy of the resolutions of the Board of Directors of the Parent authorizing the Merger is as follows:

“Resolved, that the merger (the “Merger”) of the Corporation with and into the Subsidiary, whereby the separate corporate existence of the Corporation shall cease, the Subsidiary shall continue as the surviving corporation and the Subsidiary shall assume all of the obligations of the Corporation is hereby approved;

Resolved Further, that the Board of Directors declares the Merger to be advisable and will present the Merger to the holders of the common stock of the Corporation for consideration and approval at a meeting duly called for that purpose;

Resolved Further, that the Merger shall be effective upon the filing of the Certificate of Ownership and Merger with the Secretary of State of Delaware (the “Effective Date”); and

Resolved Further, that on the Effective Date, by virtue of the Merger and without any further action on the part of the Parent and the Subsidiary or their stockholders, (i) each share of common stock of the Parent issued and outstanding immediately prior thereto shall be converted into a share of fully paid and nonassessable common stock of the Subsidiary at a ratio of one to one (1:1), each share of common stock of the Subsidiary issued and outstanding immediately prior thereto shall be cancelled and returned to the status of authorized but unissued shares, and (ii) each share of the preferred stock of the Parent issued and outstanding immediately prior to thereto shall be converted into a share of fully paid and nonassessable share of preferred stock of the Subsidiary at a ratio of one to one (1:1).

Resolved Further, that on or after the Effective Date, all of the outstanding certificates which prior to that time represented shares of stock of the Corporation shall be deemed for all purposes to evidence ownership of and to represent the shares of the Subsidiary into which the shares of the Corporation represented by such certificates has been converted and shall be so registered on the books and records of the Subsidiary or its transfer agent;

Resolved Further, that, upon approval of the Merger by the stockholders, the executive officers of the Corporation are hereby directed and authorized to execute, deliver and perform, in the name and on the behalf of the Corporation, any agreements, instruments or other documents as may be appropriate to enable the Corporation to perform the Merger.”

FOURTH: That the Merger has been approved by the holders of a majority of the outstanding shares of stock of the Parent at a meeting duly called for the purpose.

FIFTH: That the Subsidiary does agree that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the Parent, as well as for enforcement of any obligation of the Parent arising from the Merger, including any suit or other proceeding to enforce the right, if any, of any stockholder of the Parent as determined in appraisal proceedings pursuant to the provisions of Section 262 of the General Corporation Law of the State of Delaware, does irrevocably appoint the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings, and does specify the following as the address to which a copy of such process shall be mailed by the Secretary of State of the State of Delaware: 376 Main Street, Bedminster, New Jersey 07921.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by its authorized officer as of this 22nd day of May, 2006.

CORTECH, INC.
a Delaware corporation

/s/ Paul O. Koether
By:	Paul O. Koether
Its:	Chairman

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